UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 17, 2006

DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49730 (Commission File No.)	22-3374365 (IRS Employer Identification No.)

433 Hackensack Avenue, Hackensack, NJ 07601
(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code: (201) 968-0980

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Please see Item 8.01, which is incorporated herein by reference.

ITEM 8.01. OTHER EVENTS.

On April 17, 2006, the board of directors of registrant, acting upon the recommendation of its compensation committee, approved a bonus payable to its CEO and President, Dr. Leslie Hudson, the other executive officers and certain other employees upon a change of control of registrant. Bonus payments would be conditional upon the sale price per share of registrant’s common stock being at or above a fixed minimum premium over a base price determined by the average daily price per share of registrant’s common stock during the twelve-month period prior to execution of a term sheet. The bonus pool would range from approximately $2.0 million to $13.1 million for sale premiums over a range of the minimum premium to 200%, with proportional increases for sale price premiums over 200%. Dr. Hudson would receive, in all cases, approximately 20% of the bonus pool, and the other executive officers would receive in the aggregate 63% of the bonus pool. The balance of approximately 17% of the bonus pool would be distributed to the other employees. Once calculated, each bonus payable to the executive officers other than Dr. Hudson will be increased by 30% to account for excise taxes payable by such executives. Pursuant to his employment agreement, Dr. Hudson’s bonus share will be increased to account for any golden parachute excise taxes payable by him.

The bonuses described herein would be paid only to such persons employed by registrant at the time of the consummation of the change of control. The compensation committee has reserved the right to make adjustments to the transaction bonus plan to account for material changed circumstances existing at the time. The transaction bonus plan terminates April 17, 2007, if no change of control has occurred by that date and if not renewed by specific action of the board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOV Pharmaceutical, Inc.

Date: April 20, 2006	By:	/s/ Robert Horton
Robert Horton
SVP and General Counsel